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                                                                   Exhibit 10.42

                               M E M O R A N D U M

     TO:  Board of Directors
   FROM:  Susan Alexander, Daniel Char
   DATE:  April 21, 2006
SUBJECT:  Fees and Expenses

We have been asked to provide the directors with a summary of the retainers and meeting fees payable to directors and reimbursable expenses.

Retainers and Fees

      Annual Retainers

$25,000     Board retainer
$5,000      Finance and Audit Committee retainer
$10,000     retainer for chair of Corporate Governance Committee
$20,000     retainer for chair of Finance and Audit Committee
$10,000     retainer for chair of Compensation and Management Development
            Committee
$10,000     retainer for chair of Transaction Committee
$200,000    retainer for Chairman of the Board (1H'06 only)

Annual retainers will be paid in four equal quarterly installments.

      Meeting Fees

$2,500      each Board meeting attended (in person)
$1,250      each Board meeting attended (by teleconference)
$1,000      each committee meeting attended (in person or by teleconference)

Meeting fees will be paid for attendance at formal meetings of the Board or its committees, i.e., those for which meeting minutes are prepared. Meeting fees will not be paid for informal gatherings of directors.

      Special Service Fee (extraordinary)

$1,000      each full day of service

The special service fee is for a full day of service, excluding services (and travel) relating to Board or committee meetings, at the request of the Board or the Company and which involves extensive travel by a director. It is expected that situations for which a special service fee is due will be infrequent.

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Retainers and fees will be paid shortly following the end of each calendar quarter (or, with respect to the fourth calendar quarter, by the end of the year). Each payment will be accompanied by a schedule explaining how the payment was calculated.

Payments of retainers and fees will be reported to the IRS on Form 1099 as income, unless the payments are made to qualifying deferred compensation accounts previously established by directors.

Expenses

The Company will reimburse directors for all reasonable out-of-pocket expenses associated with their duties as directors, including travel to and from Board and committee meetings. The expenses of spouses and significant others will be reimbursed when directors' spouses and significant others are invited to attend Company events with directors.

Expenses will be reimbursed when submitted. Expense reports, including receipts or other supporting documentation, should be sent to the Company's accounts payable department (attn. Gregory Smith).

Reimbursement for expenses will not be reported to the IRS as income.

Questions

Questions about retainers, fees and expenses may be addressed to the following individuals:

       Daniel Char     (retainers and fees)
       Associate General Counsel
       Biogen Idec Inc.
       14 Cambridge Center
       Cambridge, MA 02142
       Tel. (617) 679-3167
       E-mail: daniel.char@biogenidec.com

       Gregory Smith     (expenses)
       Manager, Accounts Payable
       Biogen Idec Inc.
       14 Cambridge Center
       Cambridge, MA 02142
       Tel. (617) 914-7716
       E-mail: gregory.w.smith@biogenidec.com

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